12401 South 450 East	Avenida 16 de Julio No.1525	Jaimes Freire, 4 Norte
Building D1	Edificio Mutual La Paz Penthouse	Calle Las Jardineras #16
Salt Lake City, Utah 84020	Casilla 14888 La Paz, Bolivia	Santa Cruz de la Sierra, Bolivia
(801) 619-9320 Office	(591-2) 233-0033 Oficina	(591-3)312-1148 Oficina
(801) 619-1747 Fax	(591-2) 233-2552 Fax	(591-3)312-1149 Fax
goldeneagleinc@earthlink.net	oficinas.ejecutivas@acslp.org	info@geii.com

FOR IMMEDIATE RELEASE

CONTACT: Sabrina Martinez in Investor Relations: (801) 619-9320

Golden Eagle Takes Steps to Initiate Second Mine in
Historic Tipuani Gold District

SALT LAKE CITY, UTAH--(PR NEWSWIRE)--October 20, 2004---Golden Eagle International, Inc. (MYNG, OTCBB) announced today that its board of directors has voted unanimously to accelerate the company’s efforts in the Tipuani Gold District by developing one of two new sites the company has under exploration on the 44,900 acres of mining concessions owned by Golden Eagle. These new sites are on ground that is not involved in the current dispute involving the 5,000-acre concession that the company purchased from the United Cangalli Gold Mining Cooperative 3 years ago.

        “Because of promising exploration work upriver from our Cangalli mine, we have decided to accelerate our long-term plan and have committed to developing a second mine site on one of two prospects in the Tipuani Gold District,” stated Golden Eagle’s CEO, Terry C. Turner. “The halt in production at our first mine site at Cangalli afforded us the opportunity to reassess all of our landholdings in this historically-prolific gold producing area.”

        The company has most of the component parts available in its Cangalli warehouses to reassemble on a new mine site the original 1000 tpd recovery plant used in the initial phase of its earlier operations. Also, during its production period, the company had developed and refined a new mining method, Targeted Planar Subsidence (TPS), which enabled the direct pursuit of the paystreaks in the Tipuani paleoplacer gold deposits. At shutdown, in June of 2004, TPS was producing more gold from a significantly smaller volume of ore mined than the original mining plan had envisioned. The result of the success of this method was a change in philosophy for Golden Eagle that permitted the consideration of smaller recovery plants and much smaller tailings impoundments. These new concepts have opened up a number of potential sites for evaluation that were not considered feasible under earlier mining and processing methods.

        “We are not prepared to abandon our first mine and recovery plant at Cangalli at this time,” elaborated CEO Turner. “We believe it is in all of the parties’ best interest that the dispute between the Coop and the government be given the opportunity to reach an outcome positive to Golden Eagle. However, once our second mine site is up and running in the Tipuani Gold District, we will re-visit our decision because one possible alternative is to move the current Cangalli mill to a potential third mine site to be chosen.”

        Eagle E-mail Alerts: If you are interested in receiving Eagle E-mail Alerts, please e-mail the Company at: eaglealert@geii.com.

Golden Eagle International, Inc. is a gold exploration and mining company located in Salt Lake City, Utah; and La Paz and Santa Cruz, Bolivia. The Company is currently focusing its efforts on developing its mining rights on 49,900 acres (77 square miles) in the Tipuani Gold District located in western Bolivia, which has produced 32 million ounces of gold in its known history; and continuing exploration and development on 136,500 acres (213 square miles) in eastern Bolivia’s Precambrian Shield. Golden Eagle is a mining company with a social conscience, having provided many humanitarian programs at its mine site, including the only hospital, doctor and nurse in Cangalli, Bolivia, for the past seven years, as well as having provided for the educational needs of the students of the area. The Company highly recommends that you review its disclosures, risk statements, previous press releases, annual reports, quarterly reports and current reports found at its website: www.geii.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS AND RISKS

Some of the statements in this press release are forward-looking statements and as such are based on an assumed set of economic conditions and courses of action. These include the ability of Golden Eagle to obtain the necessary financing on reasonable terms, estimates of mineral reserves and future production levels, expectations regarding mine production costs, expected trends in mineral prices, and statements that describe Golden Eagle’s future plans, objectives or goals. There is a significant risk that actual results will vary, perhaps materially, from results projected depending on such factors as changes in general economic conditions and financial markets, changes in prices for gold and copper, technological and operational hazards in Golden Eagle’s mining and mine development activities, uncertainties inherent in the calculation of mineral reserves, mineral resources and metal recoveries, the timing and availability of financing, governmental and other approvals and other risk factors listed from time-to-time in Golden Eagle’s Form 10-K and its other reports filed with the Securities and Exchange Commission. Golden Eagle disclaims any responsibility to update forward-looking statements made herein.

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